For the fiscal year ended September 30, 2000.
File number:  811-07343
The Prudential Investment Portfolios, Inc.

PRUDENTIAL MUTUAL FUNDS

Supplement dated July 12, 2000
Statement of Additional Information


The following supplements the information contained in the Statement of Additional Information under "Purchase, Redemption and Pricing of Fund Shares - Reduction and Waiver of Initial Sales Charge -
Class A Shares."

	Class A shares may be purchased at NAV without payment of a sales charge by (a) Prudential Securities Incorporated
(Prudential Securities) for deposit in a unit investment trust
(Trust) which it organized and sponsored and (b) the Trust itself. Additionally, unit holders of the Trust may elect to purchase Class A shares of the Fund at NAV with proceeds from cash distributions from the Trust under circumstances described in the prospectus of the Trust. At the termination date of the Trust, a unit holder may invest the proceeds from the termination of his units in shares of the Fund at NAV, provided: (i) that the investment in the Fund is effected within 30 days of such termination; and (ii) that the unit holder or his dealer provides the Distributor with a letter which: (a) identifies the name, address and telephone number of the dealer who sold to the unit holder the units to be redeemed; and (b) states that the investment in the Fund is being funded exclusively by the proceeds from the redemption of units of the Trust. Investment in Fund shares and reinvestments of Trust distributions shall be subject to 12b-1 fees.

	Listed below are the names of the Prudential mutual funds, and the dates of the
Statements of Additional Information to which this Supplement relates:

	Name of Fund						Date

	Prudential Equity Fund, Inc.				March 1, 2000
	Prudential U.S. Emerging Growth Fund, Inc.		January 20,
2000
		(formerly Prudential Emerging Growth Fund, Inc.)
	The Prudential Investment Portfolios, Inc.-		December 2, 1999
		Prudential Jennison Growth Fund



T:  \george\supplements\EQF.US.JEN 6-30-00
For the fiscal year ended September 30, 2000.
File number:  811-07343
The Prudential Investment Portfolios, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment


Prudential Mutual Funds

Supplement dated August 30, 2000


	The following information supplements the Prospectus of each of the Funds listed below.

ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS
(All Funds except Prudential Balanced Fund, Prudential Global
    Genesis Fund, Inc. and Prudential International Bond Fund, Inc.)

	On August 22, 2000, subject to shareholder approval, the Board of Directors/Trustees approved the proposals summarized below. The proposals will be submitted for approval by shareholders of the Funds at an Annual or Special Meeting of Shareholders scheduled to be held on December 14, 2000.

Election of Directors/Trustees

All Funds, except Prudential Diversified Funds, Prudential Europe
Growth Fund, Inc., Prudential Natural Resources Fund, Inc., Prudential
Pacific Growth Fund, Inc. and Prudential World Fund, Inc. The Board of Directors/Trustees approved a proposal to elect Saul F. Fenster, Delayne Dedrick Gold, Robert F. Gunia, Douglas H. McCorkindale,
W. Scott McDonald, Thomas T. Mooney, Stephen P. Munn, David R.
Odenath, Jr., Richard A. Redeker, Robin B. Smith, John R. Strangfeld,
Louis A. Weil, III and Clay T. Whitehead as Directors/Trustees of each of the Funds.
	Prudential Europe Growth Fund, Inc., Prudential Natural Resources
Fund, Inc., Prudential Pacific Growth Fund, Inc. and Prudential World Fund, Inc. The Board of Directors approved a proposal to elect Delayne Dedrick Gold, Robert F. Gunia, Robert E. LaBlanc, David R. Odenath, Jr., Robin B. Smith, Stephen Stoneburn, John R. Strangfeld, Nancy H. Teeters and Clay T. Whitehead as Directors of each of the Funds.



How the Fund is Managed - Manager

All Funds. The Board of Directors/Trustees approved a proposal under which the Board may authorize Prudential Investments Fund Management LLC (PIFM or the Manager), subject to certain conditions, to enter into or amend subadvisory agreements without obtaining further shareholder approval. One of the conditions is that shareholders must first approve the grant of this ongoing authority to the Board of Directors/Trustees. The implementation of this proposal also is conditioned upon the receipt of exemptive relief from the Securities and Exchange Commission.

	Subject to the satisfaction of these two conditions, which cannot be assured, the Manager would be permitted, with Board approval, to employ new subadvisers for a Fund (including subadvisers affiliated with PIFM), change the terms of a Fund's subadvisory agreements or enter into new subadvisory agreements with existing subadvisers. Shareholders of a Fund would continue to have the right to terminate a subadvisory agreement for a Fund at any time by a vote of the majority of the outstanding voting securities of the Fund. Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

The Board of Directors/Trustees also approved a new investment advisory contract with PIFM. If shareholders approves this new contract, PIFM would be permitted to allocate and reallocate a Fund's assets among the Fund's subadvisers, including The Prudential Investment Corporation (PIC), Jennison Associates LLC (Jennison) and unaffiliated subadvisers, without obtaining further shareholder approval.


How the Fund is Managed - Investment Adviser(s)

	All Funds except Prudential Real Estate Securities Fund. The Board of Directors/Trustees approved an interim subadvisory agreement with Jennison, a direct, wholly-owned subsidiary of PIC, to manage up to 100% of the total assets of each Fund as designated by the Manager. Jennison has served as an investment adviser to investment companies since 1990. Its address is 466 Lexington Avenue, New York, NY 10017. As of
June 30, 2000, Jennison managed approximately $63.5 billion in assets. PIFM, the Fund's Manager, has responsibility for all investment advisory services, supervises Jennison and pays Jennison for its services.

The Board of Directors/Trustees also approved a new subadvisory agreement with Jennison to manage up to 100% of the total assets of each Fund as designated by the Manager and subject to Board approval. This agreement would take effect only after shareholder approval.

Borrowing
		 All Funds. If approved by shareholders, each applicable Fund's investment restriction regarding borrowing would be modified to allow borrowing of up to 33-1/3% of a Fund's total assets and to delete the requirement that such borrowing can be made only from banks.

Investment in Securities of Other Investment Companies

	       All Funds. If approved by shareholders, each applicable Fund's investment restriction regarding the purchase of shares of investment companies would be modified to permit each Fund to invest in the shares of other registered investment companies as permitted under applicable law or by an order of the Commission. To the extent that a Fund does invest in securities of other investment companies, shareholders may be subject to duplicate management and advisory fees.

Securities Lending

	All Funds.   If approved by shareholders, each applicable Fund's
investment restriction regarding securities lending would be modified to permit each Fund to make loans of portfolio securities in amounts up to 33-1/3% of the Fund's total assets and as permitted by an order of the Commission.

How the Fund is Managed - Portfolio Manager(s)

Prudential Equity Fund, Inc.

Jeffrey P. Siegel, Bradley L. Goldberg, CFA, and David A. Kiefer,
CFA, are the portfolio managers of the Fund effective August 24, 2000.
Mr. Siegel is an Executive Vice President of Jennison since June 1999. Previously he was at TIAA-CREF from 1988-1999, where he held positions as a portfolio manager and analyst. Prior to joining TIAA-CREF, Mr. Siegel was an analyst for Equitable Capital Management and held positions at Chase Manhattan Bank and First Fidelity Bank. Mr. Siegel earned a B.A. from Rutgers University. Mr. Goldberg, an Executive Vice President of Jennison, joined Jennison in 1974 where he also serves as Chairman of the Asset Allocation Committee. Prior to joining Jennison, he served as Vice President and Group Head in the Investment Research Division of Bankers Trust Company. He earned a B.S. from the University of Illinois and an M.B.A. from New York University. Mr. Goldberg holds a Chartered Financial Analyst (C.F.A.) designation. Mr. Kiefer is a Senior Vice President of Jennison since August 2000. Previously, he was a Managing Directorof PIC and has been +with Prudential since 1986. Mr. Kiefer earned a B.S. from Princeton University and an M.B.A. from Harvard Business School. He holds a Chartered Financial Analyst (C.F.A.) designation.




Prudential 20/20 Focus Fund

Bradley L. Goldberg, CFA is the portfolio manager of the value sleeve of the Fund effective September 2000. Mr. Goldberg's professional background is discussed above.

Prudential Equity Income Fund

	Thomas Kolefas, CFA and Bradley L. Goldberg, CFA, are the portfolio managers of the Fund. Mr. Kolefas has managed the Fund since May 2000.
Mr. Kolefas is a Senior Vice President of Jennison since September 2000. Previously, he was a Managing Director and Senior Portfolio Manager of PIC.
He joined Prudential in May 2000 from Loomis Sayles Co., L.P., where he headed the Large/Mid Cap Value Team. Prior to 1996, Mr. Kolefas was employed by Mackay Shields Financial as a portfolio manager for five years. Mr. Kolefas earned a B.S. and an M.B.A. from New York University and holds a Chartered Financial Analyst (C.F.A.) designation. Mr. Goldberg is expected to begin managing the portfolio in September 2000. His professional background is discussed above.

Prudential Sector Funds, Inc. - Prudential Utility Fund

	David A. Kiefer, CFA, Eric S. Philo, CFA, and Shaun Hong are the portfolio managers of the Fund effective September 2000. Mr. Kiefer has managed the Fund since 1994; his professional background is discussed above. Eric S. Philo joined Jennison in May 1996 after 13 years with Goldman, Sachs
& Company. At Goldman, Mr. Philo initially followed a variety of companies and industries, including capital goods, retailing, specialty and industrial chemicals, defense electronics, and printing. During his last nine years there, he followed publishing and media companies. While at Goldman, he was elected to Institutional Investor's All-Star Team every year since 1987 and was elected to The Wall Street Journal All-Star Stock Picking Team annually since its inception in 1993, ranking number one in his sector in 1994 and 1995. Mr. Philo is the primary author of a piece on publishing and the Internet entitled CyberPublishing:A New Frontier in Content Liquidity (July 1995). He earned a B.A. from George Washington University and an M.B.A from Columbia University Graduate School of Business. He holds a CFA designation. Shaun Hong is a
Vice President of Jennison since September 2000. Previously he was a Vice President and equity research analyst of PIC. Prior to Prudential, Mr. Hong was employed as an analyst at Equinox Capital Management following the utility, consumer products, commodities and technology sectors from 1994-1999. Mr. Hong earned a B.S. from Carnegie Mellon University. He holds a CFA designation.





OTHER MATTERS
(Prudential Balanced fund, Prudential Global Genesis Fund, Inc. and Prudential International Bond Fund, Inc.)

	Shareholders of Prudential Balanced Fund, Prudential Global Genesis Fund, Inc. and Prudential International Bond Fund, Inc. are each expected to vote on a proposal to reorganize or merge their Fund into another Prudential mutual fund prior to the shareholder meetings described above. If shareholders of these Funds do not approve the proposed reorganization or merger, shareholders of each Fund will likely be solicited to vote on the matters described above under "ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS".

	Listed below are the names of the Prudential Mutual Funds and the dates of the Prospectus to which this Supplement relates.




	Name of the Fund
	Prospectus Date


Prudential Balanced Fund					October 4,
1999
Prudential Diversified Funds
	October 13, 1999
	Prudential Equity Fund, Inc.
	March 1, 2000
	Prudential Equity Income Fund				January 20,
2000
	Prudential Europe Growth Fund, Inc.
	June 30, 2000
	Prudential Global Total Return Fund, Inc.			March 8,
2000
	Prudential Index Series Fund
	November 18, 1999
		Prudential Stock Index Fund
	Prudential International Bond Fund, Inc.			March 8,
2000
	Prudential Natural Resources Fund, Inc.			July 31,
2000
	Prudential Pacific Growth Fund, Inc.
	January 19, 2000
	Prudential Real Estate Securities Fund			June 2,
2000
	Prudential Sector Funds, Inc.
	March 30, 2000
		Prudential Financial Services Fund
		Prudential Health Sciences Fund
		Prudential Technology Fund
	Prudential Small Company Fund, Inc.
	November 29, 1999
	Prudential Tax-Managed Funds				December
30, 1999
		Prudential Tax-Managed Equity Fund
	Prudential Tax-Managed Small-Cap Fund, Inc.   		May 31,
2000
	Prudential U.S. Emerging Growth Fund, Inc.
	January 20, 2000
	Prudential Utility Fund (a series of				February 1,
2000
		Prudential Sector Funds, Inc.)
	Prudential 20/20 Focus Fund
	March 31, 2000
	Prudential World Fund, Inc.
		Prudential Global Growth Fund			February 2,
2000
		Prudential International Value Fund
	February 2, 2000
		Prudential Jennison International Growth Fund	January 10,
2000
	The Prudential Investment Portfolios, Inc.
		Prudential Active Balanced Fund			December
2, 1999
		Prudential Jennison Equity Opportunity Fund	December
2, 1999
		Prudential Jennison Growth Fund			December
2, 1999


t:  \george\supplements\all funds\8-30-00


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